Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Marcus & Millichap Real Estate Investment Services, Inc.	California
Marcus & Millichap Real Estate Investment Services of Atlanta, Inc.	Georgia
Marcus & Millichap Real Estate Investment Services of Chicago, Inc.	California
Marcus & Millichap Real Estate Investment Services of Florida, Inc.	California
Marcus & Millichap Real Estate Investment Services of Nevada, Inc.	California
Marcus & Millichap Real Estate Investment Services of North Carolina, Inc.	California
Marcus & Millichap Real Estate Investment Services of Seattle, Inc.	California
Marcus & Millichap Real Estate Investment Services Canada Inc.	New Brunswick, Canada
Marcus & Millichap Capital Corporation	California
Marcus & Millichap Capital Corporation Canada Inc.	New Brunswick, Canada
Marcus & Millichap Chicago Multifamily Brokers, LLC	Illinois
Mission Capital Advisors, L.L.C.	Florida
Mission Capital Personnel Services, LLC	Florida
Mission Global LLC	Delaware
Services D’Investissement Immobilier Marcus & Millichap Québec Inc. / Marcus & Millichap Real Estate Investment Services Québec Inc.	Quebec, Canada